                                                                          Part I
                                                                      Exhibit 12
                               HARSCO CORPORATION
               Computation of Ratios of Earnings to Fixed Charges
                           (In Thousands of Dollars)



                                                                   YEARS ENDED DECEMBER 31                              Nine
                                           ----------------------------------------------------------------------      Months
                                                                                                                        Ended
                                              1990           1991           1992           1993           1994         9/30/95
                                           ----------    -----------    -----------    -----------    -----------    -----------
Consolidated Earnings:

  Pre-tax income from continuing
    operations (1)                         $  115,587    $   119,647    $   140,576    $   137,151    $   146,089    $   113,197

  Add fixed charges computed below             21,864         23,544         22,425         23,879         37,982         25,268

  Net adjustments for equity companies           (532)          (439)          (454)          (363)          (134)          (604)

  Net adjustments for capitalized
    interest                                     (255)          (469)          (134)          (172)          (274)             -

                                            ---------     ----------     ----------     ----------    -----------     ----------
Consolidated Earnings Available for
  Fixed Charges                            $  136,664    $   142,283    $   162,413    $   160,495    $   183,663    $   137,861
                                            =========     ==========     ==========     ==========    ===========     ==========

Consolidated Fixed Charges:

  Interest expense per financial
    statements (2)                         $   17,506    $    18,925    $    18,882    $    19,974    $    34,048    $    22,376

  Interest expense capitalized                    345            574            355            332            338            276

  Portion of rentals (1/3 ) representing
    an interest factor                          4,013          4,045          3,188          3,573          3,596          2,616

  Interest expense for equity companies
    whose debt is guaranteed (3)                    -              -              -              -              -              -

                                            ---------     ----------     ----------     ----------    -----------     ----------
Consolidated Fixed Charges                 $   21,864    $    23,544    $    22,425    $    23,879    $    37,982    $    25,268
                                            =========     ==========     ==========     ==========    ===========     ==========

Consolidated Ratio of Earnings to
  Fixed Charges                                  6.25           6.04           7.24           6.72           4.84           5.46
                                            =========     ==========     ==========     ==========    ===========     ==========

(1) 1992 excludes the cumulative effect of change in accounting method for post-retirement benefits other than pensions.

(2)   Includes amortization of debt discount and expense.

(3) No fixed charges were associated with debt of less than fifty percent owned companies guaranteed by Harsco during the five year period 1990 through 1994, and the nine months ended September 30, 1995.